Exhibit 10.1

2005 Salaries for the Named Executive Officers

Name and Principal Position of Fiscal Year 2004 Named Executive Officers	2004 Salary ($)	2005 Salary ($)
Ronald L. Sargent
Chairman & Chief Executive Officer	1,000,000	1,036,000

John J. Mahoney
Exec. Vice President & Chief Administrative Officer	570,167	592,600

Michael Miles
Chief Operating Officer	531,666	580,200

Basil L. Anderson
Vice Chairman	486,734	505,900

Joseph G. Doody
President, North American Delivery	468,558	486,600